Exhibit 10.30

NINTH AMENDMENT TO LICENSE AGREEMENT

THIS NINTH AMENDMENT TO LICENSE AGREEMENT (the “Agreement”) is made and entered into this 30th day of June, 2004 (the “Amendment Effective Date”) by and between Koss Corporation, a Delaware corporation (“Licensor”), and Jiangsu Electronics Industries Limited, a British Virgin Islands company (“Licensee”). The License Agreement dated November 15, 1991 between Licensee (by way of assignment) and Licensor, as previously amended and as further amended by this Amendment, is referred to in this Amendment as the “Agreement”.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows as of the Amendment Effective Date:

1. Exhibit B of the Agreement, under the heading “Home and Portable Products”, is amended as follows:

A.	The royalty for “Audio systems of any nature (excluding clock radios and audio systems incorporating clock radios) with a compact disc player and/or a CD changer” is changed from 1.5% to 1.3%.

B.	“MP3 players of any nature (but not including solid state MP3 players built into headphones)” are added to the “Home and Portable Products”. Licensee will pay Licensor a royalty of 1.3% for these products.

2. Licensor continues to retain the right to market the following:

A.	A solid state MP3 player built into a headphone through all of Licensor’s distribution channels.

B.	A solid state MP3 player of any nature other than if built into a headphone directly to consumers through Licensor’s website, at factory stores and by direct mail.

C.	An AM/FM radio built into a headphone through all of Licensor’s distribution channels.

D.	Tabletop stereos which are sold at a minimum retail price of $198 through Licensor’s website, at factory stores and by direct mail.

E.	Clock radios which are sold at a minimum retail price of $98 through Licensor’s website, at factory stores and by direct mail.

3. If Licensor desires to purchase clock radios, tabletop stereos or MP3 players, prior to entering into a purchase agreement for the initial purchase (as opposed to a reorder) of any such products Licensor will present a written request for quote from Licensee for the applicable products. Such request shall include specifications, estimated quantities, target price and any other relevant information.

4. This Amendment has been jointly drafted by the parties, reflects the parties mutual intent, and no terms shall be construed more or less favorably to either party on the grounds that is was drafted by such party.

5. Except as set forth in this Amendment, the Agreement, as previously amended by the parties, remains in full force and effect.

KOSS CORPORATION

By: /s/ Michael J. Koss
Name: Michael J. Koss
Title: CEO/President

JIANGSU ELECTRONICS INDUSTRIES LIMITED

By: /s/ Poon Ka Hung
Name: Poon Ka Hung
Title: Chief Executive Officer